Exhibit 99.1

News Release Contact: Gail A. Gerono 412.787.6795 www.calgoncarbon.com
CALGON CARBON SETTLES ADA-ES LAWSUIT
PITTSBURGH, PA — December 21, 2010 — Calgon Carbon Corporation (NYSE: CCC) announced today that it has reached a settlement agreement with ADA-ES, Inc. (ADA-ES) pursuant to which Calgon Carbon will pay ADA-ES $7.2 million in return for the satisfaction of the $12.0 million adverse judgment against Calgon Carbon on July 29, 2010 in the United States District Court for the Western District of Pennsylvania in Calgon Carbon Corp. v. ADA-ES, Inc. The Company had fully accrued for this verdict as of June 30, 2010.
Commenting on the settlement, John S. Stanik, chairman, president and chief executive officer of Calgon Carbon, said, “We are pleased to put this matter behind us as part of an ongoing effort to resolve outstanding legal and environmental contingency matters.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of

Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700

imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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Calgon Carbon Corporation • 400 Calgon Carbon Drive • Pittsburgh, PA 15205 • 412.787.6700 • www.calgoncarbon.com